===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                            ------------------------

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                               FEBRUARY 21, 1995

                            ------------------------

                              LOCKHEED CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           1-2193                          95-0941880
 (STATE OR OTHER JURISDICTION              (COMMISSION                     (I.R.S. EMPLOYER
      OF INCORPORATION)                    FILE NUMBER)                  IDENTIFICATION NO.)


           4500 PARK GRANADA BLVD.                                   91399
            CALABASAS, CALIFORNIA                                 (ZIP CODE)
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (818) 876-2000

                            ------------------------

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

===============================================================================

ITEM 5. OTHER EVENTS

A. Financial Statements

     On February 21, 1995, Lockheed Corporation (the "company" or "Lockheed") issued its audited financial statements for the fiscal year ended December 25, 1994, which are included in this Form 8-K. These financial statements will be included in a Form 10-K to be filed with the Securities and Exchange Commission within 90 days of the company's fiscal year end.

                            SELECTED FINANCIAL DATA

     The following unaudited summary compares selected financial data for the last ten years. Certain reclassifications and restatements have been made to prior years' data on pages 2 and 3 to conform to the 1994 presentation, including realignment of business segments and reclassification of operations subsequently discontinued by the company. Aeronautical Systems reflects the purchase of Lockheed Fort Worth Company (LFWC) in 1993. 1992 reflects the adoption of Statement of Financial Accounting Standards No. 106. Electronic Systems reflects the purchase of Sanders and CalComp in 1986. Returns refer to continuing operations before accounting change. Returns and trading turnover are calculated using average balances as a base. Dividend yield represents the annual dividend rate divided by year-end stock price.

                                      1994      1993      1992     1991     1990     1989      1988      1987     1986     1985
                                     ------    ------    ------    -----    -----    -----    ------    ------    -----    -----
                                                     (IN MILLIONS, EXCEPT PERCENTAGES, RATIOS, AND PER-SHARE DATA)
OPERATING RESULTS
Sales ($):
  Aeronautical Systems............    6,573     6,010     2,957    2,635    2,722    2,944     3,566     4,455    4,264    4,017
  Missiles and Space Systems......    3,608     4,238     4,587    4,859    5,116    4,780     4,706     4,614    4,448    4,277
  Electronic Systems..............    1,650     1,396     1,289    1,122      963    1,107     1,256     1,226      429      105
  Technology Services.............    1,299     1,427     1,267    1,193    1,157    1,060       905       783      801      824
                                     ------    ------    ------    -----    -----    -----    ------    ------    -----    -----
        Total sales...............   13,130    13,071    10,100    9,809    9,958    9,891    10,433    11,078    9,942    9,223
                                     ======    ======    ======    =====    =====    =====    ======    ======    =====    =====
Program profits ($):
  Aeronautical Systems............      509       465       193      153      110     (365)      231       371      454      434
  Missiles and Space Systems......      266       348       401      360      379      368       364       364      310      273
  Electronic Systems..............       47        (1)       32       21       28       26        71        43       (6)      (8)
  Technology Services.............       33        32        18       42       44       24        34        36       23       27
                                     ------    ------    ------    -----    -----    -----    ------    ------    -----    -----
        Total program profits.....      855       844       644      576      561       53       700       814      781      726
                                     ======    ======    ======    =====    =====    =====    ======    ======    =====    =====
Program profit margins (%):
  Aeronautical Systems............      7.7       7.7       6.5      5.8      4.0                6.5       8.3     10.6     10.8
  Missiles and Space Systems......      7.4       8.2       8.7      7.4      7.4      7.7       7.7       7.9      7.0      6.4
  Electronic Systems..............      2.8                 2.5      1.9      2.9      2.3       5.7       3.5
  Technology Services.............      2.5       2.2       1.4      3.5      3.8      2.3       3.8       4.6      2.9      3.3
  Consolidated program profit
    margins.......................      6.5       6.5       6.4      5.9      5.6      0.5       6.7       7.3      7.9      7.9
Interest expense ($)..............      156       168       119      118      138       86        92       104       65       53
Earnings ($):
  Continuing operations before
    accounting change.............      445       422       348      308      335        6       458       438      421      398
  Net earnings (loss).............      445       422      (283)     308      335        2       624       421      408      401
Earnings per share ($):
  Continuing operations before
    accounting change.............     7.00      6.70      5.65     4.86     5.30      .10      7.61      6.67     6.38     6.06
  Net earnings (loss).............     7.00      6.70     (4.58)    4.86     5.30      .03     10.37      6.41     6.18     6.10
Dividends per share ($)...........     2.24      2.12      2.09     1.95     1.80     1.75      1.55      1.30     0.95     0.75
Average number of common and
  common equivalent shares
  outstanding.....................     63.6      62.9      61.7     63.4     63.2     62.6      60.2      65.7     66.0     65.7
Common shares outstanding at
  year-end........................     63.2      62.7      61.1     62.8     63.2     63.2      59.3      62.7     65.6     65.2
Return on common equity (%).......     17.0      18.8      15.3     12.8     15.3      0.3      20.1      22.2     24.9     29.9
Return on assets (%)..............      4.9       5.3       5.1      4.6      4.9      0.1       7.0       7.0      8.0     10.4
Dividend payout ratio.............      0.3       0.3       0.4      0.4      0.3     17.5       0.2       0.2      0.1      0.1

                        1994       1993       1992       1991       1990       1989       1988       1987       1986       1985
                       -------    -------    -------    -------    -------    -------    -------    -------    -------    -------
                                   (IN MILLIONS, EXCEPT PERCENTAGES, NUMBER OF EMPLOYEES, RATIOS, AND PER-SHARE DATA)
FINANCIAL POSITION
  AT YEAR-END
Cash and cash
  equivalents($)....       452        147        294        266        372         86        269         40         72         64
Accounts
  receivable($).....     1,732      1,644      1,590      1,590      1,880      1,786      1,816      1,868      1,558      1,550
Inventories($)......     1,631      1,699      1,178      1,352      1,187      1,266      1,067      1,069      1,098        928
Property, plant, and
  equipment($):
  Cost, net of
    depreciation and
    amortization....     1,806      1,950      1,882      1,839      1,859      1,903      1,858      1,828      1,758      1,284
  Depreciation for
    the year........       299        328        294        284        319        328        318        292        233        175
  Additions during
    the year........       240        321        327        312        340        399        371        408        461        435
Total assets($).....     9,113      8,961      7,024      6,617      6,860      6,792      6,643      6,460      6,133      4,328
Capitalization($):
  Debt
    Short-term......        14         21         30         29         40         19         47         11          7          4
    Long-term
      including
      current
      portion.......     2,143      2,168      1,220      1,172      1,482      1,367        906      1,377      1,742        762
    ESOP
      guarantee.....       382        407        431        452        472        490
                       -------    -------    -------    -------    -------    -------    -------    -------    -------    -------
    Total debt......     2,539      2,596      1,681      1,653      1,994      1,876        953      1,388      1,749        766
  Common
    stockholders'
    equity..........     2,807      2,443      2,042      2,503      2,309      2,062      2,476      2,087      1,866      1,511
                       -------    -------    -------    -------    -------    -------    -------    -------    -------    -------
        Total
   capitalization...     5,346      5,039      3,723      4,156      4,303      3,938      3,429      3,475      3,615      2,277
                       =======    =======    =======    =======    =======    =======    =======    =======    =======    =======
Percentage of total
  capitalization
  represented by(%):
  Total debt........        47         52         45         40         46         48         28         40         48         34
  Total debt,
    ex-ESOP.........        40         43         34         29         35         35
  Debt, net of
    cash............        43         50         40         36         41         46         22         39         47         32
  Debt, ex-ESOP, net
    of cash.........        35         42         28         24         29         34
OTHER DATA
Funded
  sign-ups($).......    12,139     17,371*    10,205     10,972     10,441      9,627      9,426      9,807      9,451      8,828
Funded backlog at
  year-end($).......    12,165     13,156      8,856      8,751      7,588      7,106      7,369      8,376      9,649      8,815
Negotiated backlog
  at year-end($)....    25,595     28,852     19,428     17,072     15,204     13,042      9,747     12,543     17,732     17,721
Company-sponsored
  research and
  development
  (including bid and
  proposal cost and
  development
 cost-sharing)($)...       442        449        420        384        450        506        503        506        441        399
Customer-sponsored
  research and
  development($)....     2,836      3,134      3,102      3,282      3,750      3,715      3,456      2,946      2,701      2,946
Number of
  employees.........    82,500     83,500     71,700     72,300     73,000     82,500     85,600     97,200     94,200     84,500
MARKET DATA AT
  FISCAL YEAR-END
Stock price per
  common share($)...     71.75      69.38      56.88      44.00      33.63      39.00      42.75      36.75      50.63      48.00
Book value per
  common share($)...     44.41      38.96      33.42      39.86      36.53      32.63      41.75      33.29      28.45      23.17
Market value($).....     4,535      4,350      3,475      2,763      2,125      2,465      2,535      2,304      3,321      3,130
Market to book
  ratio.............       1.6        1.8        1.7        1.1        0.9        1.2        1.0        1.1        1.8        2.1
Price to earnings
  ratio.............      10.3       10.4       10.1        9.1        6.3      390.0        5.6        5.5        7.9        7.9
Dividend yield(%)...       3.1        3.1        3.7        4.5        5.4        4.6        3.7        3.8        2.0        1.7
Annual trading
  volume............      34.3       27.0       29.5       66.3       30.2       71.9       60.9      114.5       88.4       66.5
Annual trading
  turnover(x).......       0.5        0.4        0.5        1.1        0.5        1.2        1.0        1.8        1.4        1.0

- ---------------

* Includes acquisition of existing funded backlog of LFWC of approximately $7 billion at acquisition date.

                               FINANCIAL ANALYSIS

     The following unaudited analysis, comparing data from 1994, 1993, and 1992, is intended to be read in conjunction with the audited financial statements beginning on page 13. A broader, ten-year perspective may be obtained from the tables of Selected Financial Data appearing on pages 2 and 3.

                             RESULTS OF OPERATIONS

CONSOLIDATED SALES AND PROGRAM PROFITS

     Consolidated sales in 1994 of $13.1 billion were relatively unchanged from 1993. Increases in Aeronautical and Electronic Systems sales were offset by decreases in Missiles and Space Systems and Technology Services sales. The 29 percent sales increase from 1992 to 1993 reflects the 1993 acquisition of Lockheed Fort Worth Company (LFWC), the former tactical military aircraft business of General Dynamics Corporation. Sales to the U.S. government totalled 73 percent of 1994 sales compared to 77 percent in 1993. Defense sales to the U.S. government remained constant at 64 percent of total sales in 1994 and 1993 versus 67 percent in 1992. Sales to foreign governments increased to 16 percent in 1994 compared to 13 percent and eight percent in 1993 and 1992, respectively. Sales made to foreign governments through the U.S. government are included in sales to foreign governments. Sales to commercial customers increased slightly to 11 percent of total sales. The table below illustrates the changing customer mix.

                           SALES BY CUSTOMER                      1994     1993     1992
        --------------------------------------------------------  ----     ----     ----
        U.S. government
          Defense...............................................   64 %     64 %     67 %
          Nondefense............................................    9       13       15
                                                                  ----     ----     ----
                                                                   73       77       82
        Foreign governments.....................................   16       13        8
        Commercial..............................................   11       10       10
                                                                  ----     ----     ----
                                                                  100 %    100 %    100 %
                                                                  ====     ====     ====

     Total program profits increased slightly in 1994 following an increase of 31 percent in 1993 from 1992 levels. Program profit margins were 6.5 percent in 1994 and 1993, and 6.4 percent in 1992. In 1994 program profit improvements in Aeronautical Systems and Electronic Systems programs were offset in part by charges against income for two programs in Missiles and Space Systems discussed below. Program profit improvements in 1993 from 1992 primarily reflected the LFWC acquisition.

     Operations by business segment are discussed beginning on page 5.

INTEREST EXPENSE

     Interest expense decreased in 1994 compared to 1993 due to lower average outstanding balances offset in part by a slightly higher average effective interest rate. Interest expense in 1993 was significantly higher than in 1992 due the higher debt incurred to finance the purchase of LFWC in 1993.

OTHER INCOME (DEDUCTIONS), NET

     The results for 1994 reflect net other deductions of $4 million compared to negligible net other income in 1993. The 1994 net amount was affected by higher miscellaneous other deductions including merger related costs. Net other income in 1992 reflected higher interest income from the temporary investment of excess cash.

PROVISION FOR INCOME TAXES

     The provision for income taxes in 1994 was lower than in 1993 reflecting a lower effective tax rate (36 percent versus 38 percent). The decrease in the effective tax rate was primarily due to interest received from adjustments to tax payments on long-term contracts and revisions to prior years' estimated income tax liabilities, offset in part by a nondeductible fine discussed in Note 10 to the consolidated financial statements. Income tax expense was higher in 1993 than in 1992 reflecting the higher pretax earnings and a higher effective tax rate (38 percent versus 37 percent). The higher tax rate was primarily due to the settlement of certain tax issues outstanding from prior periods for a higher amount than had been accrued and a nondeductible amount related to intangible asset amortization from the acquisition of LFWC.

EARNINGS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     The five percent earnings increase in 1994 was primarily due to the higher program profits, lower interest expense and lower provision for income taxes offset by higher net other deductions. The per share earnings increase of four percent was affected by a higher average number of shares and equivalents outstanding in 1994. Earnings in 1993 increased 21 percent compared with 1992 due to the higher program profits, partly offset by higher interest expense, lower other income and higher income tax expense.

     If inflation were taken into account, earnings would differ from the reported results due to the recognition of additional depreciation expense. Contracts in the aerospace industry generally reflect the impact of anticipated inflation in the selling price, and often contain price escalation clauses that protect against abnormal inflation. In the case of depreciation, however, regulations that determine U.S. government contract revenues do not allow inflation-adjusted depreciation to be taken into account. Therefore, earnings would have been lower than reported if inflation had been considered. Income taxes would not have been adjusted because tax laws do not permit deductions of such additional inflationary cost. Inflation rates in the United States have been relatively low in recent years.

NET EARNINGS (LOSS)

     Net earnings in 1994 and 1993 reflect the items discussed above. The net loss in 1992 was caused by the effect of a change in accounting principle related to the company's adoption of the accrual method of accounting for retiree medical costs required by Statement of Financial Accounting Standards No. 106 (SFAS 106). The company's 1994 adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS 112), and its 1992 adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), did not have a significant impact.

                   RESULTS OF OPERATIONS BY BUSINESS SEGMENT

AERONAUTICAL SYSTEMS

     Aeronautical Systems sales increased nine percent in 1994, and more than doubled in 1993 reflecting the acquisition of LFWC effective February 28, 1993.

                                                                    1994       1993       1992
                                                                   ------     ------     ------
                                                                          (IN MILLIONS)
Sales
  Fighter aircraft programs......................................  $4,039     $3,661     $  363
  Airlift aircraft programs......................................   1,258        915      1,169
  Aircraft modification and maintenance programs.................     525        517        538
  Other aircraft programs and support activities.................     751        917        887
                                                                   ------     ------     ------
     Total.......................................................  $6,573     $6,010     $2,957
                                                                   ======     ======     ======
Program profits..................................................  $  509     $  465     $  193
                                                                   ======     ======     ======

     Sales in fighter aircraft programs increased 10 percent in 1994 as a result of higher F-22 and F-16 program revenues. F-16 fighter program revenues in 1994 compared to 1993 increased slightly while deliveries decreased (146 in 1994 versus 168 in 1993) reflecting changes in customer mix. The large increase in 1993 revenues compared to 1992 was primarily due to the acquisition of LFWC.

     Airlift aircraft program revenues increased 38 percent in 1994 due to greater deliveries of C-130 aircraft (40 versus 30). The lower airlift aircraft program revenues in 1993 reflect fewer deliveries in 1993 compared to the 35 aircraft delivered in 1992.

     Revenues from aircraft modification and maintenance programs in 1994 were relatively unchanged. The increases in military modification and maintenance revenues were substantially offset by decreased sales in commercial modification and maintenance programs. In 1993, both military and commercial aircraft modification and maintenance revenues were lower than those reported in 1992.

     Revenues from other aircraft programs and support activities were lower in 1994 compared to 1993 due to the absence of P-3 maritime patrol aircraft deliveries compared to two deliveries in 1993. The decrease in 1994 also reflects the absence of S-3 patrol aircraft upgrade sales due to completion of the upgrade program in 1993. The increase in 1993 revenues compared with 1992 revenues reflects the delivery of two P-3 aircraft in 1993 compared to one in 1992, and higher S-3 upgrade sales offset by lower other programs and spares sales.

     Program profits in Aeronautical Systems in 1994 were nine percent higher than 1993 reflecting the sales variances described above, improved performance in C-130 programs and higher profit margins in special programs at LFWC offset in part by a $25 million fine and civil settlement relating to charges contained in a federal indictment (see Note 10 to the consolidated financial statements) and higher spending on the development of an improved version of the C-130 aircraft (C-130J) than in 1993.

     In addition, 1993 was significantly affected by the following third quarter nonrecurring items. The company and the U.S. Navy settled their dispute relating to the P-7A aircraft development program resulting in the reversal of approximately $90 million of pretax losses recognized on this program in 1989. Also, the company recorded a charge to program profits of $30 million resulting from the closure of its wide-body commercial aircraft modification and maintenance operation at Norton Air Force Base. Finally, the company recorded a $35 million charge to program profits representing an excess of expected costs over anticipated sales proceeds related to its Aeronautical Systems properties in Burbank, California.

     The program profits in 1993 were double the 1992 amount reflecting the LFWC acquisition, sales variances described above, improved profit margins in most areas, and the absence in 1993 of negative cost adjustments reflected in certain programs in 1992, offset in part by lower profit in C-130 aircraft programs reflecting fewer deliveries and a change in customer mix and higher spending on the C-130J. Program profits for 1993 were also affected by the nonrecurring items discussed above and intangible asset amortization of $84 million related to the purchase of LFWC.

MISSILES AND SPACE SYSTEMS

     Missiles and Space Systems sales continued to decline in 1994 following declines experienced in 1993.

                                                                    1994       1993       1992
                                                                   ------     ------     ------
                                                                          (IN MILLIONS)
Sales
  Space and other programs.......................................  $2,049     $2,378     $2,655
  Fleet ballistic missiles.......................................   1,093      1,281      1,503
  Other missile systems..........................................     466        579        429
                                                                   ------     ------     ------
     Total.......................................................  $3,608     $4,238     $4,587
                                                                   ======     ======     ======
Program profits..................................................  $  266     $  348     $  401
                                                                   ======     ======     ======

     Revenues from space and other programs decreased 14 percent in 1994 and 10 percent in 1993 reflecting lower activity in various classified space programs and lower revenues resulting from the termination of the Follow-on Early Warning System program. Partially offsetting the 1993 sales decline were higher sales from the Milstar military communications satellite program.

     Trident II fleet ballistic missiles sales continued to decline in 1994 compared with 1993 reflecting decreased production contract requirements. Trident II sales decreased in 1993 due to the completion of the development portion of the program and transition to production.

     Other missile systems programs reflected lower sales in 1994 primarily due to lower revenues resulting from the termination of the Advanced Solid Rocket Motor program. Sales from other missile systems were higher in 1993 compared with 1992 due to the Theater High Altitude Area Defense (THAAD) program.

     Program profits in Missiles and Space Systems continued to decline in 1994 reflecting the decreased sales, a charge of $22 million related to the cancellation and final settlement on the Mobile Satellite Antenna subcontract and charges during 1994 totalling $43 million related to a military air command, control and communication program for a foreign government. The declines and charges were partially offset by performance incentives recognized in 1994 for the Milstar, fleet ballistic missiles, and certain space systems programs.

     The lower program profits in 1993 compared to 1992 also reflected the impact of the lower sales volume as well as negative cost adjustments on several programs and the absence in 1993 of significant amounts of reliability incentive fees from the Trident II program recognized in 1992. The declines were partially offset by higher operating profit margins in most other programs and the initial recognition of profits related to the Iridium commercial satellite program.

ELECTRONIC SYSTEMS

     Sales in Electronic Systems were 18 percent and 8 percent higher in 1994 and 1993, respectively.

                                                                    1994       1993       1992
                                                                   ------     ------     ------
                                                                          (IN MILLIONS)
Sales
  Defense electronics programs...................................  $  588     $  619     $  622
  Commercial product manufacturing...............................     498        388        413
  Commercial distribution activities.............................     564        389        254
                                                                   ------     ------     ------
     Total.......................................................  $1,650     $1,396     $1,289
                                                                   ======     ======     ======
Program profits (loss)...........................................  $   47     $   (1)    $   32
                                                                   ======     ======     ======

     Defense electronics program revenues in 1994 were $31 million lower than the $619 million reported in 1993, a five percent decrease. Decreased revenues from countermeasures and antisubmarine warfare systems were partly offset by increases in defense, information, and avionics systems. Revenues from defense electronics in 1993 were approximately level with 1992 revenues reflecting increases in countermeasures, information and avionics systems offset by decreases in defense and surveillance systems programs.

     Sales from commercial product manufacturing increased 28 percent in 1994 due to increased revenues from contract manufacturing activities. Sales from commercial product manufacturing dipped six percent in 1993 primarily due to weakness and competitive pricing pressures in the computer peripherals market.

     Commercial distribution activities continued to grow in 1994 showing a 45 percent increase. Sales from this activity increased 53 percent in 1993 compared to 1992. These increases reflect growth in the Access Graphics business.

     Electronic Systems recognized a program profit of $47 million in 1994 compared to a slight program loss in 1993. The profit in 1994 reflects improved performance in defense electronics programs and commercial product manufacturing operations. The program loss in 1993 compared to a program profit in 1992 was primarily due to significant operating losses at Calcomp due to market weakness and pricing pressures as well as charges related to downsizing.

     In addition, Electronic Systems program profits were negatively affected in 1993 when the company recognized an expense for future environmental remediation costs that are expected to be allocated to the company's commercial business. See Notes 1 and 10 to the consolidated financial statements for additional information on the company's accounting policies related to environmental matters and the status of environmental matters now before the company.

TECHNOLOGY SERVICES

     Technology services sales decreased nine percent in 1994 following a 13 percent increase in 1993.

                                                                    1994       1993       1992
                                                                   ------     ------     ------
                                                                          (IN MILLIONS)
Sales
  Space shuttle processing services..............................  $  549     $  609     $  600
  Engineering and scientific services............................     287        335        349
  State and municipal government services........................     202        180         88
  Other services.................................................     261        303        230
                                                                   ------     ------     ------
     Total.......................................................  $1,299     $1,427     $1,267
                                                                   ======     ======     ======
Program profits..................................................  $   33     $   32     $   18
                                                                   ======     ======     ======

     Space shuttle processing revenues decreased ten percent in 1994. In 1993, revenues were up approximately two percent. These variations reflect fluctuations in levels of activity and cost reduction efforts in support of space shuttle operations as NASA continues to review its budget, streamline processes and vary the number of launches each year.

     Sales from engineering and scientific services in 1994 and 1993 were down from prior years. Decreases in support contracts for various NASA sites were partly offset by increases in revenues from environmental services.

     Revenues in 1994 from state and municipal government services were higher compared to 1993 due to increased contract effort in children and family services programs. Revenues from all other programs remained stable in 1994. In 1993, revenues in this line of business more than doubled due to expansion of children and family services and transportation systems and services.

     Other services revenues decreased approximately 14 percent in 1994 reflecting decreases in contract field support services and airport management. Increases in 1993 reflected higher levels of contract field support services provided to the military.

     Program profits increased slightly in 1994. Program profits were positively affected by improved performance in space shuttle processing services, contract field support services, and various state and municipal government services. Another positive factor was the commencement during the fourth quarter of 1994 of the environmental services management contract at the Idaho National Engineering Laboratories (INEL). Program profits were negatively impacted by higher business development costs at the company's Lockheed Air Terminal subsidiary.

     Program profits were substantially higher in 1993 compared to 1992 reflecting improved performance on contract field support programs and in airport management and consulting operations, as well as a reduction in accrued future retiree medical costs due to reduced employment levels.

                              FINANCIAL CONDITION

LIQUIDITY AND CASH FLOWS

     Liquidity continued to be provided by cash generated from operating activities. Net cash provided by operating activities was $774 million and $795 million during 1994 and 1993, respectively. Both years primarily reflect earnings plus depreciation and amortization, partly offset in 1994 by higher working capital requirements.

     At year end 1994, a portion of certain progress billings at LFWC that were withheld by agreement with a U.S. government customer had been reduced to approximately $94 million from approximately $167 million at year end 1993. These billings are being withheld pending resolution of issues pertaining to LFWC's manufacturing cost allocation system. The withheld amounts are expected to be further reduced during 1995.

     Additions to property, plant, and equipment were $240 million in 1994, compared to $321 million and $327 million in 1993 and 1992, respectively. Depreciation expense (excluding amortization expense) was $299 million, $328 million, and $294 million for the three fiscal years ended 1994, 1993, and 1992. The company continually monitors its capital spending in relation to current and anticipated business needs. As circumstances dictate, facilities are added, consolidated, disposed of, or modernized.

     In the third quarter of 1994, the company disclosed that, as a part of its downsizing activity and continuing review of property, plant, and equipment requirements, it had been focusing attention on its Lockheed Missiles and Space Company located predominately in Sunnyvale, California, and its commercial aircraft maintenance facility at Tucson, Arizona. Although at that time no action had been approved and no specific dollar effect could be reasonably determined, management stated its belief that the net impact of a restructuring charge at the Lockheed Missiles and Space Company would be in the range of $200 million before tax, absent any effect from the proposed business combination with Martin Marietta Corporation. In view of the fact that the proposed business combination is proceeding and a meeting of shareholders to approve the business combination has been scheduled, no further decision to reorganize the Sunnyvale facilities has been made pending consolidation plans of the combined company.

     With respect to the Tucson facilities, management stated its belief that the associated costs, if a decision were made to close the facility, would be less than $40 million before tax. Improvements in the market for commercial aircraft maintenance and the company's ability to sign up a number of new contracts for the facility have caused management to view this facility as a viable operation and integral to the continued success of the aircraft maintenance line of business. Therefore, closure of this facility is not currently being contemplated.

     The company is holding and preparing for sale the excess property, primarily in Burbank, California, resulting from a reorganization of its Aeronautical Systems business in 1989. In view of changing market values for real estate and uncertainty regarding the timing of availability of the properties for sale, the sales value of the properties will continue to be subject to change.

     The cash inflow associated with the exercise of stock options in 1994 totalled $24 million compared to $71 million in 1993. The 1994 exercises resulted in the issuance of approximately 500,000 shares of the company's stock.

     Cash dividends amounted to $2.24, $2.12, and $2.09 per share in 1994, 1993, and 1992, respectively.

CAPITAL RESOURCES

     Total debt, including the guarantee of salaried ESOP obligations, decreased slightly to $2,539 million in 1994 from $2,596 million in 1993. Approximately $277 million of long-term debt becomes due and payable in 1995.

     Most of Lockheed's debt at the end of 1994 and 1993 was in the form of publicly issued fixed-rate notes. Total debt including ESOP represented approximately 47 percent and 52 percent of total capitalization at year-end 1994 and 1993, respectively. Total debt excluding ESOP (ex-ESOP) was 40 percent and 43 percent of total capitalization for the same respective periods. The calculation of the debt ratio ex-ESOP reflects the fact that the assets of the salaried ESOP trust, not reflected on the company's balance sheet, are available for the service and repayment of the ESOP obligations guaranteed by the company.

     The "net debt" ratio consists of total debt, net of cash, as a percentage of total capitalization. Using this approach, the measures were 43 percent at December 1994 and 50 percent at December 1993. Ex-ESOP, the amounts were 35 percent and 42 percent, respectively.

     At December 25, 1994, the company had available a committed credit line aggregating $1 billion from a group of domestic and foreign banks. Generally, these lines are maintained to back up the company's commercial paper borrowings. There were no commercial paper borrowings, nor any borrowings outstanding under the committed lines, at year-end.

     The company receives advances on certain contracts and uses them to finance the inventories required to complete the contracted work. The amount of such advances in excess of costs incurred on these contracts was $448 million at December 25, 1994, and was mostly related to contracts with foreign government and commercial customers. These funds may be used for working capital requirements and other general corporate purposes until needed to complete the contracts.

     Cash on hand and temporarily invested, internally generated funds, and available financing resources are sufficient to meet anticipated operating and debt service requirements and discretionary investment needs.

     Stockholders' equity at December 25, 1994 was $2,807 million, up 15 percent from the previous year-end. The increase reflects the retention of earnings in excess of cash dividends paid, the issuance of new shares upon the exercise of employee stock options, and accounting benefits related to the salaried ESOP (the reduction of guaranteed debt and certain tax benefits).

                                 OTHER MATTERS

COMPANY-SPONSORED RESEARCH AND DEVELOPMENT

     In 1994, approximately $442 million was expended on company-sponsored research and development, which is slightly less than the $449 million expended in 1993. The amount in 1994 includes approximately $64 million spent on development efforts for the next generation of the Hercules transport aircraft, the C-130J. The company continually monitors its research and development effort to assure an appropriate level of spending in relation to expected future benefits. Company-sponsored research and development is necessary to support the company's technologies and maintain its competitive position in the aerospace and electronics industries.

BACKLOG

     Funded backlog consists of unfilled firm orders for the company's products for which funding has been both authorized and appropriated by the customer (Congress, in the case of U.S. government customers). Negotiated (total) backlog includes firm orders for which funding has not been appropriated.

     The following table shows funded backlog by major category for the company's two largest segments, and totals for the other two segments, at the end of each of the last three years:

                                                          1994        1993        1992
                                                         -------     -------     ------
                                                                 (IN MILLIONS)
        Aeronautical Systems
          Fighter aircraft programs....................  $ 4,908     $ 6,229     $  286
          Airlift aircraft programs....................      797       1,283        891
          Aircraft modification and maintenance
             programs..................................      470         460        504
          Other aircraft programs and support
             activities................................    1,350       1,361      1,599
                                                         -------     -------     ------
                                                           7,525       9,333      3,280
        Missiles and Space Systems
          Fleet ballistic missiles.....................    1,580       1,423      2,389
          Other missile systems........................      157          90        317
          Space and other programs.....................    1,765       1,273      1,605
                                                         -------     -------     ------
                                                           3,502       2,786      4,311
        Electronic Systems.............................      733         732        870
        Technology Services............................      405         305        395
                                                         -------     -------     ------
                                                         $12,165     $13,156     $8,856
                                                         =======     =======     ======

     Funded backlog was eight percent lower in 1994 compared to 1993. Decreases in Aeronautical Systems programs were partially offset by increases in Missiles and Space Systems and Technology Services programs.

In 1993, funded backlog increased nearly 50 percent compared to 1992 due to increases in Aeronautical Systems reflecting the acquisition of LFWC and its existing backlog.

     In Aeronautical Systems, funded backlog decreased 19 percent in 1994. The fighter aircraft backlog decreased significantly, primarily reflecting deliveries to the U.S. government without the addition of new U.S. government orders. The decrease in the airlift aircraft backlog in 1994 is due to a reduction in the number of aircraft ordered by the U.S. government. In 1994, aircraft modification and maintenance and other aircraft program and support activities remained stable compared to 1993. In 1993, the nearly-triple increase in backlog was primarily attributable to the addition of LFWC's F-16 program and its one-third share of the F-22 fighter program.

     Although the funded backlog in Missiles and Space Systems increased 26 percent in 1994, it is 19 percent lower than the funded backlog at the end of 1992. Missiles and Space Systems programs continue to experience reductions in funding and, in some cases, terminations by various government customers. Funded backlog was lower at the end of 1993 reflecting delayed funding in several programs. Delayed funding of the Trident II in 1993 was obtained in 1994 and is reflected in the 1994 numbers. Other missile systems programs show an increase primarily due to additional funding on the THAAD defensive missile development program as that program nears its first flight test. Most of the other space programs reflect moderate increases in funding in 1994 compared to 1993, the most notable of which is the Milstar program.

     In Electronic Systems, funded backlog in 1994 remained relatively constant with the results from 1993. Moderate increases in the funded backlog for various commercial electronic programs were offset by moderate decreases in various defense electronics programs. Funded backlog for 1993 was 16 percent lower than 1992 reflecting decreases in defense electronics programs offset in part by increases in commercial programs and surveillance systems and avionics programs.

     The funded backlog for Technology Services increased approximately 33 percent in 1994 compared to 1993. The difference reflects increased funding for various environmental programs plus higher NASA shuttle support and other engineering support activities. The funding for contract field support services remained the same in 1994. Funded backlog in 1993 was down from 1992 due to lower backlog of contract field support services, and timing differences in NASA funding of space shuttle processing and engineering and scientific support activities.

     The figures above do not include negotiated but unfunded amounts. Total negotiated backlog, both funded and unfunded, amounted to $25.6 billion in 1994, $28.9 billion in 1993, and $19.4 billion in 1992. The items affecting 1994 funded backlog discussed previously were also the primary reasons for the decrease in the 1994 total negotiated backlog. The negotiated backlog increase in 1993 was principally due to the addition of LFWC to the Aeronautical Systems segment. Offsetting this increase were reductions in certain space programs in the Missiles and Space Systems segment.

     As in previous years, a substantial portion of unfunded backlog is related to programs for the U.S. government and is dependent on future governmental appropriations for funding.

DEFENSE INDUSTRY ENVIRONMENT

     In recent years, significant changes in the global political climate have redefined the needs of the Department of Defense (DOD). New requirements emphasize a smaller, more technologically superior military, and the industrial base to support it. In addition, initiatives to reduce the federal budget deficit have placed increased downward pressure on defense budget levels.

     Defense budgets have been declining in real terms (after accounting for inflation) since 1985. Industry analysts continue to generally expect defense spending to decline through the latter part of the decade and then hold constant in real terms at a reduced level, but the ultimate outcome is uncertain. Reduced budget levels, rapidly changing customer requirements, and increased competition are expected for the defense industry in the years to come.

     The U.S. defense budget has a major impact on Lockheed's business base. In 1994, 64 percent of the company's sales were to DOD customers. The company provides a wide variety of products and services, and Lockheed's major programs have generally been well supported thus far during the budget decline. The company is a leader in advanced technologies, research and development, and limited production-rate manufacturing, all of which have been emphasized during the ongoing debate over the focus of future defense spending. However, uncertainty remains over the size and shape of future defense budgets and their impact on specific programs.

     The company has been focusing attention and resources on its most promising businesses and opportunities in both defense and nondefense markets, and has been reviewing its strategic options in light of the anticipated continuation of decreases in military spending and the accelerated consolidation in the aerospace/defense industry.

     In defense markets, the company achieved significant milestones on the C-130J airlift program and won an initial contract with the United Kingdom Royal Air Force. Also, the company continues to demonstrate excellent performance on U.S. government and foreign military programs such as the F-16, Trident II fleet ballistic missile, and the Milstar communication satellite. Cost reduction efforts and the continuous monitoring and adjustment of employment levels have maintained the profitable position of these cornerstone product lines.

     In nondefense markets, Lockheed has made significant progress in capturing new business. The expanding commercial space market holds potential for new business and is one in which Lockheed has initiated a presence through, among others its joint venture relationship with Khrunichev Enterprise and NPO Energia in Russia for space launch services, and its investment in Space Imaging Incorporated for high resolution space-based photographs of the earth. Also, the company made significant progress in the environmental lines of business with a major contract award at the Idaho National Engineering Laboratories.

     On August 29, 1994, Lockheed entered into a definitive agreement to combine with Martin Marietta Corporation in a merger of equals, subject to the approval of the shareholders of each company. This business combination, expected to be completed in the first quarter of 1995 on a tax-free basis and without additional financing, should reduce dependence on any single program and the associated risks of program cancellations and is expected to offer opportunities for improved efficiencies, to preserve critical elements of the national defense industrial base of Lockheed, and to expand access to commercial, civil, and international markets.

     If the combination is not approved by the shareholders, a Confidentiality and Standstill Agreement entered into by Lockheed and Martin Marietta Corporation on March 29, 1994 protects the confidentiality of any information provided by one company to the other and limits the ability of each party for three years to acquire any voting securities or assets of, or solicit proxies with respect to, the other party.

ENVIRONMENTAL MATTERS

     The company is involved in a number of proceedings and potential proceedings relating to environmental matters. These matters and their impact on the company are discussed in Note 10 to the consolidated financial statements.

     As described in Note 10, a substantial portion of currently anticipated environmental expenditures will be reflected in the company's sales and costs of sales pursuant to U.S. government agreement or regulation. However, a timing difference in cash flows is expected between incurrence of certain of the costs related to the Burbank cleanup and allocation of these costs as part of the company's general and administrative expense. At the end of 1994, expenditures that had been made but not yet allocated amounted to approximately $80 million. This timing difference is expected to increase through the end of 1995 before declining in subsequent years.

                              LOCKHEED CORPORATION

                       CONSOLIDATED STATEMENT OF EARNINGS

                                                                 1994        1993        1992
                                                                -------     -------     -------
                                                                (IN MILLIONS, EXCEPT PER-SHARE
                                                                             DATA)
Sales
  Aeronautical Systems........................................  $ 6,573     $ 6,010     $ 2,957
  Missiles and Space Systems..................................    3,608       4,238       4,587
  Electronic Systems..........................................    1,650       1,396       1,289
  Technology Services.........................................    1,299       1,427       1,267
                                                                -------     -------     -------
          Total sales.........................................   13,130      13,071      10,100
Costs and expenses............................................   12,275      12,227       9,456
                                                                -------     -------     -------
Program profits
  Aeronautical Systems........................................      509         465         193
  Missiles and Space Systems..................................      266         348         401
  Electronic Systems..........................................       47          (1)         32
  Technology Services.........................................       33          32          18
                                                                -------     -------     -------
          Total program profits...............................      855         844         644
Interest expense..............................................     (156)       (168)       (119)
Other income (deductions), net................................       (4)                     24
                                                                -------     -------     -------
Earnings before income taxes and cumulative effect of change
  in accounting principle.....................................      695         676         549
Provision for income taxes....................................      250         254         201
                                                                -------     -------     -------
Earnings before cumulative effect of change in accounting
  principle...................................................      445         422         348
Cumulative effect of change in accounting principle for
  retiree medical benefits, net of tax........................                             (631)
                                                                -------     -------     -------
  Net earnings (loss).........................................  $   445     $   422     $  (283)
                                                                =======     =======     =======
Earnings per share
  Before cumulative effect of change in accounting
     principle................................................  $  7.00     $  6.70     $  5.65
  Cumulative effect of change in accounting principle.........                           (10.23)
                                                                -------     -------     -------
  Net earnings (loss) per share...............................  $  7.00     $  6.70     $ (4.58)
                                                                =======     =======     =======
Average number of common and common equivalent shares
  outstanding.................................................     63.6        62.9        61.7
Number of common shares outstanding at year-end...............     63.2        62.7        61.1

                            See accompanying notes.

                              LOCKHEED CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   1994       1993       1992
                                                                   -----     -------     -----
                                                                          (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)..............................................  $ 445     $   422     $(283)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
     Cumulative effect of change in accounting principle, net of
       tax.......................................................                          631
     Depreciation and amortization...............................    485         498       355
     Changes in operating assets and liabilities:
       Accounts receivable.......................................    (96)        232       (23)
       Gross inventories.........................................    663         498       292
       Accounts payable..........................................     44           5        89
       Salaries and related items................................    (21)        (41)      (31)
       Income taxes..............................................    (95)         18       (15)
       Customer advances and progress payments...................   (746)       (824)     (238)
       Other, net................................................     95         (13)     (192)
                                                                   -----     -------     -----
     Net cash provided by operating activities...................    774         795       585
                                                                   -----     -------     -----
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant, and equipment......................   (240)       (321)     (327)
Purchase of Lockheed Fort Worth Company..........................             (1,521)
Purchases of marketable securities...............................                         (200)
Proceeds from sales of marketable securities.....................                          210
Costs related to property held for sale..........................    (44)        (26)      (22)
Decrease (increase) in finance and other long-term receivables...     16           8       (11)
Other, net.......................................................    (53)         41       (47)
                                                                   -----     -------     -----
     Net cash used for investing activities......................   (321)     (1,819)     (397)
                                                                   -----     -------     -----
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in short-term borrowings................................     (7)         (9)       (2)
Borrowings of long-term debt.....................................     37       1,581       341
Repayments of long-term debt.....................................    (61)       (634)     (294)
Purchases of treasury shares.....................................                         (101)
Cash dividends...................................................   (141)       (132)     (128)
Proceeds from stock options exercised............................     24          71        24
                                                                   -----     -------     -----
     Net cash provided by (used for) financing activities........   (148)        877      (160)
                                                                   -----     -------     -----
Increase (decrease) in cash and cash equivalents.................    305        (147)       28
Cash and cash equivalents, beginning of year.....................    147         294       266
                                                                   -----     -------     -----
Cash and cash equivalents, end of year...........................  $ 452     $   147     $ 294
                                                                   =====     =======     =====

Supplemental Disclosure Information
Cash paid during the year for
     Interest....................................................  $ 152     $   165     $ 101
     Income taxes................................................    378         230       219

                            See accompanying notes.

                              LOCKHEED CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                              1994       1993
                                                                             ------     ------
                                                                              (DOLLAR FIGURES
                                                                                    IN
                                                                             MILLIONS, EXCEPT
                                                                              PER-SHARE DATA)
Current assets
  Cash and cash equivalents................................................  $  452     $  147
  Accounts receivable......................................................   1,732      1,644
  Inventories..............................................................   1,631      1,699
  Deferred tax assets, net.................................................     123
  Other current assets.....................................................     204        350
                                                                             ------     ------
          Total current assets.............................................   4,142      3,840
Property, plant, and equipment, at cost
  Land.....................................................................      94         93
  Buildings, structures, and leasehold improvements........................   1,611      1,686
  Machinery and equipment..................................................   2,641      2,812
                                                                             ------     ------
                                                                              4,346      4,591
  Less accumulated depreciation and amortization...........................   2,540      2,641
                                                                             ------     ------
          Net property, plant, and equipment...............................   1,806      1,950
Noncurrent assets
  Intangible assets related to tactical aircraft programs acquired (net of
     accumulated amortization of $184 in 1994 and $84 in 1993).............   1,326      1,425
  Excess of purchase price over fair value of assets acquired (net of
     accumulated amortization of $237 in 1994 and $204 in 1993)............     757        782
  Other noncurrent assets..................................................   1,082        964
                                                                             ------     ------
                                                                             $9,113     $8,961
                                                                             ======     ======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings....................................................  $   14     $   21
  Accounts payable.........................................................     885        841
  Salaries and related items...............................................     334        355
  Deferred tax liabilities, net............................................                 44
  Customers' advances in excess of related costs...........................     448        606
  Current portion of long-term debt........................................     277         28
  Current portion of accumulated retiree medical benefit obligation........     155        155
  Other current liabilities................................................     617        483
                                                                             ------     ------
          Total current liabilities........................................   2,730      2,533
Long-term debt.............................................................   2,248      2,547
Accumulated retiree medical benefit obligation.............................     893        942
Other long-term liabilities................................................     435        496
Commitments and contingencies
Stockholders' equity
  Preferred stock..........................................................
  Common stock, $1 par value, 100,000,000 shares authorized;
     73,007,724 shares issued (72,471,642 in 1993).........................      73         73
  Additional capital.......................................................     828        804
  Retained earnings........................................................   2,742      2,427
  Treasury shares, at cost (9,775,996 shares)..............................    (454)      (454)
  Guarantee of ESOP obligations............................................    (382)      (407)
                                                                             ------     ------
          Total stockholders' equity.......................................   2,807      2,443
                                                                             ------     ------
                                                                             $9,113     $8,961
                                                                             ======     ======

                            See accompanying notes.

                              LOCKHEED CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                        GUARANTEE
                                           COMMON   ADDITIONAL   RETAINED   TREASURY     OF ESOP
                                           STOCK     CAPITAL     EARNINGS    SHARES    OBLIGATIONS   TOTAL
                                           ------   ----------   --------   --------   -----------   ------
                                                         (IN MILLIONS, EXCEPT PER-SHARE DATA)
At December 29, 1991.....................   $ 70       $712       $2,526     $ (353)      $(452)     $2,503
  Earnings before cumulative effect of
     change in accounting principle......                            348                                348
  Cumulative effect of change in
     accounting principle, net of tax....                           (631)                              (631)
  Reduction of ESOP obligations
     guaranteed..........................                                                    21          21
  Tax benefits from dividends paid to
     ESOP on unallocated shares..........                              6                                  6
  Stock options exercised................      1         23                                              24
  Dividends declared on common stock
     ($2.09 per share)...................                           (128)                              (128)
  Treasury shares purchased..............                                      (101)                   (101)
                                           ------   ----------   --------   --------   -----------   ------
At December 27, 1992.....................     71        735        2,121       (454)       (431)      2,042
  Net earnings...........................                            422                                422
  Reduction of ESOP obligations
     guaranteed..........................                                                    24          24
  Tax benefits from dividends paid to
     ESOP on unallocated shares and stock
     options exercised...................                             16                                 16
  Stock options exercised................      2         69                                              71
  Dividends declared on common stock
     ($2.12 per share)...................                           (132)                              (132)
                                           ------   ----------   --------   --------   -----------   ------
At December 26, 1993.....................     73        804        2,427       (454)       (407)      2,443
  Net earnings...........................                            445                                445
  Reduction of ESOP obligations
     guaranteed..........................                                                    25          25
  Tax benefits from dividends paid to
     ESOP on unallocated shares and stock
     options exercised...................                             11                                 11
  Stock options exercised................                24                                              24
  Dividends declared on common stock
     ($2.24 per share)...................                           (141)                              (141)
                                           ------   ----------   --------   --------   -----------   ------
At December 25, 1994.....................   $ 73       $828       $2,742     $ (454)      $(382)     $2,807
                                           ======   =======       ======     ======    ========      ======

                            See accompanying notes.

                              LOCKHEED CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of consolidation -- The consolidated financial statements for the years ended December 25, 1994, December 26, 1993, and December 27, 1992, include the accounts of wholly owned and majority-owned subsidiaries. The accounts of Lockheed Finance Corporation (LFC), a wholly owned finance company subsidiary, are included in the consolidated financial statements. LFC's assets, revenues, and earnings are immaterial and therefore not separately disclosed. Because LFC's business differs significantly from the rest of Lockheed's operations, LFC's results of operations are presented as a component of other income (deductions), net.

     Effective February 28, 1993, the company acquired Lockheed Fort Worth Company (LFWC), formerly the tactical military aircraft business (Fort Worth Division) of General Dynamics Corporation, for approximately $1.5 billion in cash, plus the assumption of certain liabilities related to the business. The acquisition was accounted for as a purchase, and financed by intermediate and long-term borrowings. The excess of the purchase price over the fair value of the net assets acquired represented intangible assets related to the aircraft programs acquired and amounted to approximately $1.5 billion. The operating results of LFWC since February 28, 1993, are reported in the company's Aeronautical Systems segment.

     Certain reclassifications have been made to the 1993 and 1992 data to conform to the 1994 presentation.

     Cash and cash equivalents -- The company considers securities purchased within three months of their date of maturity to be cash equivalents. Due to the short maturity of these instruments, carrying value on the company's consolidated balance sheet approximates fair value. Under Lockheed's cash management system, certain divisions' and subsidiaries' cash accounts reflect credit balances to the extent checks written have not been presented for payment. The amounts of these credit balances included in accounts payable were $171 million at December 25, 1994, and $154 million at December 26, 1993.

     Inventories -- Inventories are stated at the lower of cost or estimated net realizable value. In the case of materials and spare parts, cost represents average cost.

     Work-in-process inventory includes direct production costs, allocable operating overhead, and, except for commercial contracts and programs, general and administrative expenses.

     Inventories are primarily attributable to long-term contracts or programs on which the related operating cycles are longer than one year. In accordance with industry practice, these inventories are included in current assets.

     Property, plant, and equipment -- Depreciation is provided on most plant and equipment using declining balance methods of depreciation during the first half of the estimated useful lives of the assets; thereafter, straight-line depreciation is used. Estimated useful lives generally range from eight years to 33 years for buildings and structures and two years to 20 years for machinery and equipment. Leasehold improvements are amortized over the useful lives of the related assets or the terms of the leases, whichever is shorter.

     Intangible assets related to tactical aircraft programs acquired -- Intangible assets related to the acquisition of LFWC are amortized on a straight-line basis over an estimated period of benefit of fifteen years.

     Excess of purchase price over fair value of net assets acquired -- The excess of purchase price over fair value of net assets of acquired businesses is amortized on a straight-line basis over the estimated periods of benefit. Such periods do not exceed 40 years.

     Sales and earnings -- Sales under cost-reimbursement-type contracts are recorded as costs are incurred. Applicable estimated profits are included in sales in the proportion that incurred costs bear to total estimated costs. Sales and anticipated profits under certain fixed-price contracts that require substantial performance over a long period of time before deliveries begin are accounted for under the percentage-of-completion (cost-

                              LOCKHEED CORPORATION
to-cost) method. Under all other contracts, sales are recorded at delivery or on completion of specified tasks, as applicable, and estimated contract profits are taken into earnings in proportion to recorded sales.

     Some contracts include provisions for adjusting prices to reflect specification changes and other matters. For accounting purposes, estimates of such adjustments are used in recording sales and costs and expenses. Incentives or penalties applicable to performance on contracts are considered in estimating sales and profit rates and are recorded when there is sufficient information to assess anticipated contract performance. When the adjustments are ultimately determined, any changes from the estimates are reflected in earnings.

     Any anticipated losses on contracts or programs are charged to earnings when identified.

     Research and development costs -- Company-sponsored research and development costs (shown in Selected Financial Data on pages 2 and 3) primarily include research and development and bid and proposal effort related to government products and services. Except for certain arrangements described below, these costs are generally included as part of the general and administrative costs that are allocated among all contracts and programs under U.S. government contractual arrangements. Company-sponsored product development costs not otherwise allocable are charged to expense when incurred. Under certain arrangements in which a customer shares in product development costs, the company's portion of such costs is expensed as incurred. Customer-sponsored research and development costs incurred pursuant to contracts are accounted for as program costs.

     Environmental matters -- The company records a liability for environmental matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. A substantial portion of the costs are expected to be reflected in sales and costs of sales pursuant to U.S. government agreement or regulation. At the time a liability is recorded for future environmental costs, an asset is recorded for the probable future recovery of the portion of those costs in pricing U.S. government business. With the exception of applicable amounts representing current assets and liabilities, these amounts are included in other noncurrent assets and other long-term liabilities. The portion of those costs expected to be allocated to commercial business is reflected in cost of sales at the time the liability is established.

     Earnings per share -- Earnings per share are computed from the weighted average number of common shares, including common share equivalents, outstanding during each year. In general, this computation assumes that dilutive stock options were exercised and the resulting proceeds were used to purchase outstanding common stock. When there is no material difference between the computations of primary and fully diluted earnings per share, only the primary number is presented.

NOTE 2 -- PROPOSED BUSINESS COMBINATION WITH MARTIN MARIETTA CORPORATION

     On August 29, 1994 Lockheed and Martin Marietta Corporation (Martin Marietta) entered into a definitive agreement to combine the two corporations through an exchange of stock, whereby each share of Lockheed common stock will be exchanged for 1.63 shares of common stock of a new company, Lockheed Martin Corporation (Lockheed Martin). The combination is subject to government antitrust review and on December 22, 1994, Lockheed, Martin Marietta, and Lockheed Martin executed an Agreement Containing Consent Order (Consent Order) with the Federal Trade Commission (FTC) staff. On January 11, 1995, the FTC announced it would not challenge the combination based upon the Consent Order, which it provisionally accepted subject to final review at the end of a public comment period. The combination is scheduled to be consummated in the first quarter of 1995, subject to approval by the stockholders of Lockheed and Martin Marietta.

                              LOCKHEED CORPORATION

     The proposed business combination is expected to be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations." Under this accounting method, the reported balance sheet amounts and results of operations of Lockheed and Martin Marietta will be combined and conformed, as appropriate, for the year in which the business combination occurs as well as for all prior periods. The following presents unaudited pro forma financial results for fiscal years 1994, 1993, and 1992 for Lockheed Martin Corporation as if the business combination had occurred. The unaudited pro forma results of operations are not necessarily indicative of actual or future results of operations that would have occurred or will occur upon consummation of the business combination and do not reflect any transaction expenses and restructuring charges which may result from the business combination.

                                                         1994        1993        1992
                                                        -------     -------     -------
                                                                  (UNAUDITED)
                                                         (DOLLARS IN MILLIONS, EXCEPT
                                                        PER-SHARE DATA)
        Net Sales.....................................  $22,915     $22,376     $15,925
        Earnings before cumulative effect of
          accounting changes..........................    1,061         865         678
        Net earnings (loss)...........................    1,061         865        (382)
        Net Earnings (loss) per common share:
          Assuming no dilution:
             Before cumulative effect of accounting
               changes................................     5.01        4.16        3.46
             Net earnings (loss)......................     5.01        4.16       (1.95)
          Assuming full dilution:
             Before cumulative effect of accounting
               changes................................     4.61        3.91        3.46
             Net earnings (loss)......................     4.61        3.91       (1.95)

NOTE 3 -- OTHER INCOME (DEDUCTIONS), NET

     Other income (deductions), net consisted of the following components:

                                                                1994     1993     1992
                                                                ----     ----     ----
                                                                    (IN MILLIONS)
        Interest income.......................................  $ 19     $ 14     $ 38
        Earnings before income taxes of Lockheed Finance
          Corporation.........................................              6        6
        Other.................................................   (23)     (20)     (20)
                                                                ----     ----     ----
                                                                $ (4)    $        $ 24
                                                                ====     ====     ====

                              LOCKHEED CORPORATION

NOTE 4 -- ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following components:

                                                                      1994       1993
                                                                     ------     ------
                                                                       (IN MILLIONS)
        U.S. government, primarily on long-term contracts..........  $  556     $  521
        Commercial and foreign government
          Long-term contracts......................................     105         48
          Other....................................................     314        336
        Unbilled costs and accrued profits, primarily related to
          U.S. government and foreign government contracts.........     757        739
                                                                     ------     ------
                                                                     $1,732     $1,644
                                                                     ======     ======

     Unbilled costs and accrued profits consisted primarily of revenues on long-term contracts that had been recognized for accounting purposes but not yet billed to customers. Of this total at December 25, 1994, it is expected that approximately $661 million will be billed within 90 days. The remaining amount of unbilled costs and accrued profits represent amounts related to Lockheed's estimate of contract price adjustments that are expected to be billed and collected on completion of negotiations.

NOTE 5 -- INVENTORIES

     Inventories consisted of the following components:

                                                                      1994       1993
                                                                     ------     ------
                                                                       (IN MILLIONS)
        Work in process, primarily on long-term contracts or
          programs.................................................  $2,737     $3,166
        Materials and spare parts..................................     254        310
        Advances to subcontractors.................................     171        394
        Finished goods.............................................     148        105
                                                                     ------     ------
                                                                      3,310      3,975
        Less customer advances and progress payments...............   1,679      2,276
                                                                     ------     ------
                                                                     $1,631     $1,699
                                                                     ======     ======

     A substantial portion of inventories was applicable to U.S. government contracts. Under contractual arrangements whereby Lockheed receives progress payments from the U.S. government, title to inventories identified with the related contracts is vested in the government.

     Inventories do not include any significant amounts of unamortized tooling, learning curve and other deferred costs, claims, or other similar items whose recovery is uncertain.

     An analysis of general and administrative costs follows:

                                                            1994        1993      1992
                                                           -------     ------     -----
                                                                  (IN MILLIONS)
        Included in work in process-beginning of
          period.........................................  $   372     $  215     $ 186
        Incurred during the year.........................    1,069      1,113       913
        Charged to costs and expenses during the year....   (1,114)      (956)     (884)
                                                           -------     ------     -----
        Included in work in process-end of period........  $   327     $  372     $ 215
                                                           =======     ======     =====

     Included in costs and expenses in 1994, 1993, and 1992, were general and administrative costs of approximately $107 million, $110 million, and $102 million, respectively, incurred by business units whose sales were principally not under government contracts.

                              LOCKHEED CORPORATION

NOTE 6 -- INCOME TAXES

     The provision for income taxes consisted of the following components:

                                                               1994      1993     1992
                                                               -----     ----     ----
                                                                    (IN MILLIONS)
        Current U.S. federal.................................  $ 381     $ 83     $210
        Foreign..............................................      3        5        7
        Deferred U.S. federal................................   (134)     166      (16)
                                                               -----     ----     ----
                                                               $ 250     $254     $201
                                                               =====     ====     ====

     All of the pretax earnings shown in the company's consolidated statement of earnings were included in the computation of the provision for U.S. federal income tax. For the approximate amounts of foreign pretax income, see Note 12.

     Net provisions for state taxes on income are included in general and administrative expenses which, as explained in Note 5, are primarily allocable to government contracts. Such state taxes were $27 million in 1994, $30 million in 1993, and $43 million in 1992.

     The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory tax rate on earnings before income taxes and cumulative effect of change in accounting principle:

                                                                1994     1993     1992
                                                                ----     ----     ----
                                                                    (IN MILLIONS)
        Computed income taxes using statutory tax rate
          (35% in 1994 and 1993, 34% in 1992).................  $243     $237     $187
        Increases (reductions) from:
          Amortization of purchase costs......................    17       16       13
          Revisions to prior years' estimated income tax
             liabilities......................................   (15)      16        5
          Other, net..........................................     5      (15)      (4)
                                                                ----     ----     ----
                                                                $250     $254     $201
                                                                ====     ====     ====

     Under Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," deferred income tax assets and liabilities on the consolidated balance sheet reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. SFAS 109 requires a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The company has no deferred tax assets which require a valuation allowance.

                              LOCKHEED CORPORATION

     Deferred tax assets and liabilities consisted of the following components:

                                                             DECEMBER 25,     DECEMBER 26,
                                                                 1994             1993
                                                             ------------     ------------
                                                                     (IN MILLIONS)
        Deferred tax assets related to:
          Accumulated retiree medical benefit obligation...      $367             $384
          Accrued compensation and benefits................       159              140
          Other............................................        30               14
                                                                 ----             ----
                                                                  556              538
                                                                 ----             ----
        Deferred tax liabilities related to:
          Acquired intangible assets.......................       287              257
          Contract costing methods.........................        67              170
          Depreciation methods.............................        79               85
          Debt settlement costs............................                         37
                                                                 ----             ----
                                                                  433              549
                                                                 ----             ----
          Net deferred tax assets (liabilities)............      $123             $(11)
                                                                 ====             ====

NOTE 7 -- EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLANS

     The company maintains contributory 401(k) savings plans for salaried employees (the Salaried Plan) and hourly employees (the Hourly Plans) which cover substantially all employees.

  The Salaried Plan

     In 1989, a leveraged Employee Stock Ownership Plan (ESOP) was created and incorporated into the Salaried Plan. The ESOP purchased approximately 10.7 million shares of Lockheed stock with the proceeds from a $500 million note issue which is guaranteed by Lockheed (see Note 9). These shares are held in a suspense account in a salaried ESOP trust until allocated to participants as described below.

     Under provisions of the Salaried Plan, employees' eligible contributions are matched by the company at a 60 percent rate. The company's matching obligation is accounted for as compensation and was $103 million in 1994, $104 million in 1993, and $91 million in 1992. Since January 1992, one half of the company match has consisted of cash contributions to employee-selected investment options (including Lockheed stock) and one half of the company match has consisted of Lockheed stock. The Lockheed stock portion of the matching obligation is fulfilled, in part, with stock allocated from the suspense account (approximately 710,000 shares per year based upon the debt repayment schedule) through the year 2004. The balance of the stock portion of the matching obligation is fulfilled through purchases of Lockheed stock from retiring participants or on the open market. Approximately 3,000, 77,000, and 184,000 shares of Lockheed stock were purchased on the open market by the salaried ESOP trust in 1994, 1993, and 1992, respectively. The salaried ESOP trust also sold on the open market approximately 519,000, 110,000 and 285,000 shares purchased from retirees in 1994, 1993, and 1992, respectively.

     Company payments to the salaried ESOP trust for the stock portion of the matching obligation consist of dividends on the unallocated shares, and an amount sufficient to fully service the ESOP debt and meet the company's matching obligation to employees that is not otherwise covered through the allocation of suspense account shares.

                              LOCKHEED CORPORATION

     In 1994 and 1993, compensation expense accrued and dividends on unallocated shares exceeded the amount required to fully service the ESOP debt and fulfill the company's matching obligation by approximately $4 million and $2 million, respectively. These amounts were recognized as additions to the company's other income (deductions), net. In 1992, the company paid an amount in excess of compensation expense accrued and dividends on unallocated shares. These additional payments were recognized as additions to Lockheed's interest expense. The amount varied in each year due to changes in the market value of company stock allocated from the suspense account. The impact of the ESOP on the company also includes special tax benefits on dividends paid on allocated and unallocated ESOP shares. These various items are reflected in components of the company's consolidated statement of earnings or as direct increases to the company's retained earnings. The aggregate of these items resulted in a net favorable effect to the company of about $15 million, $12 million, and $6 million in 1994, 1993, and 1992, respectively.

     The salaried ESOP trust requirements and the company's payments are shown in the following table:

                                                                  1994     1993     1992
                                                                  ----     ----     ----
                                                                      (IN MILLIONS)
        ESOP trust requirements:
          Debt service (including interest of $33 million in
             1994, $35 million in 1993, and $38 million in
             1992)..............................................  $59      $59      $59
          Purchase of additional shares (required to meet
             company matching obligation).......................    4        8       12
                                                                  ---      ---      ---
                                                                  $63      $67      $71
                                                                  ===      ===      ===
        Met by:
          Dividends on unallocated shares.......................  $16      $17      $18
          Company matching funds (Lockheed stock portion).......   51       52       45
          Amounts recognized as additions to Lockheed's interest
             expense (other income).............................   (4)      (2)       8
                                                                  ---      ---      ---
                                                                  $63      $67      $71
                                                                  ===      ===      ===

  The Hourly Plans

     In 1990, ESOPs were created and incorporated into the Hourly Plans. The company matches 60 percent of a participating employee's eligible contribution to the Hourly Plans through payments to an ESOP trust. The company's match consists of Lockheed stock purchased by the ESOPs on the open market and from retiring participants. The company's required match, which is reported as compensation, was $12 million in 1994, $15 million in 1993, and $16 million in 1992. Approximately 81,000, 123,000, and 311,000 shares were purchased on the open market to provide the company match in 1994, 1993, and 1992, respectively. In 1994, the hourly ESOP trust sold on the open market approximately 51,000 shares purchased from retirees.

  ESOP Ownership of the Company's Stock

     The salaried and hourly ESOP trusts held approximately 15 million issued and outstanding shares of the company's stock at December 25, 1994, and approximately 16 million shares at December 26, 1993 and December 27, 1992, representing about 24 percent, 26 percent, and 26 percent of the total shares outstanding, respectively. The 15 million shares held at December 25, 1994 consisted of approximately 8 million allocated shares and 7 million unallocated shares, including an insignificant number of unallocated shares committed to be allocated after year-end. For earnings per share calculations, all shares held by the ESOP trusts are included as outstanding shares.

                              LOCKHEED CORPORATION

  Dividends on Allocated Shares

     Dividends paid to the salaried and hourly ESOP trusts on the allocated shares are paid by check annually by the ESOP trusts to the participants based upon the number of shares allocated to each participant.

DEFINED BENEFIT PLANS

     Most employees are covered by Lockheed-sponsored contributory or noncontributory defined benefit pension plans. Normal retirement age is 65, but provision is made for earlier retirement. Benefits for salaried plans are generally based on salary and years of service, while those for hourly plans are based on negotiated benefits and years of service. Substantially all benefits are paid from funds previously provided to trustees. Lockheed's funding policy is to make contributions that are consistent with U.S. government cost allowability and Internal Revenue Service deductibility requirements, subject to the full-funding limits of the Employee Retirement Income Security Act of 1974 (ERISA). When any Lockheed funded plan exceeds the full-funding limits of ERISA, no contribution is made to that plan.

     In addition, Lockheed has certain supplemental retirement and other benefit plans which are not material. During 1994, Lockheed established a trust intended to be used for payment of these benefits. Benefits paid by the trust on Lockheed's behalf are charged against liabilities previously accrued. The assets held by the trust do not qualify as plan assets under Statement of Financial Accounting Standards No. 87 (SFAS 87) and the plans continue to be unfunded for purposes of ERISA.

     Net pension cost for 1994, 1993 and 1992, as determined by SFAS 87, was $118 million, $110 million, and $76 million, respectively, as shown in the following table:

                                                             1994      1993      1992
                                                             -----     -----     -----
                                                                   (IN MILLIONS)
        Service cost -- benefits earned during the
          period...........................................  $ 245     $ 221     $ 176
        Interest cost on projected benefit obligation......    531       534       439
        Actual return on plan assets.......................     78      (856)     (358)
        Net amortization and deferral......................   (733)      214      (178)
        Employee contributions.............................     (3)       (3)       (3)
                                                             -----     -----     -----
                                                             $ 118     $ 110     $  76
                                                             =====     =====     =====

                              LOCKHEED CORPORATION

     The increase in net pension cost in 1993 from 1992 reflects costs associated with the assumed obligations related to the Fort Worth Division of General Dynamics.

     An analysis of the status of the plans follows:

                                                          DECEMBER 25,       DECEMBER 26,
                                                              1994               1993
                                                          ------------       ------------
                                                                   (IN MILLIONS)
        Plan assets, at fair value......................     $7,819             $8,322
                                                             ======             ======
        Actuarial present value of benefit obligations
          Vested benefits...............................     $6,065             $6,696
          Nonvested benefits............................         65                 77
                                                             ------             ------
        Accumulated benefit obligation..................      6,130              6,773
        Effect of projected future salary increases.....        586                844
                                                             ------             ------
        Projected benefit obligation....................      6,716              7,617
                                                             ------             ------
        Plan assets in excess of projected benefit
          obligation....................................     $1,103             $  705
                                                             ======             ======
        Consisting of:
          Unrecognized net asset existing at the date of
             initial application of SFAS 87.............     $  336             $  422
          Unrecognized prior service cost...............       (227)              (242)
          Unrecognized net gain.........................        846                308
          Prepaid pension expense.......................        148                217
                                                             ------             ------
                                                             $1,103             $  705
                                                             ======             ======

     At December 25, 1994 and December 26, 1993, approximately 49 percent and 48 percent, respectively, of the plan assets were equity securities and the rest were primarily fixed income securities. The actuarial determinations were based on various assumptions as illustrated in the following table. Net pension costs in 1994, 1993, and 1992 were based on assumptions in effect at the end of the respective preceding year-end. Benefit obligations as of each year-end were based on assumptions in effect as of those dates.

                                                      1994     1993     1992
                                                      ----     ----     ----
Discount rate on benefit obligations................  8.5%     7.0%     8.0%
Average of full-career compensation increases for
  those employees whose benefits are affected by
  compensation levels...............................  6.0%     6.0%     7.0%
Expected long-term rate of return on plan assets....  8.0%     8.0%     8.0%

     As required by SFAS 87, the projected benefit obligation includes the effect of projected future salary increases, but not the effect of projected future credited service. The excess of plan assets over the projected benefit obligation will be required to fund the plans' continuing benefit obligations that will result from, among other things, future credited service. The change in this excess in 1994 from 1993 resulted from a decrease in the accumulated benefit obligation primarily due to the higher discount rate, offset, in part, by benefit payments in 1994.

     The company has no present intention of terminating any of its pension plans. However, if a qualified defined benefit pension plan is terminated, the company would be required to vest all participants and purchase annuities with plan assets to meet the accumulated benefit obligation for such participants. At December 25, 1994, the cost to purchase annuities to satisfy the accumulated benefit obligation of Lockheed's qualified defined benefit plans would be in excess of $7.9 billion, compared to the $6.1 billion of accumulated benefit obligation reflected on the first table above. The main salaried retirement plan provides that, after satisfaction of the accumulated benefit obligation and payment of federal excise taxes and federal and state

                              LOCKHEED CORPORATION
income taxes, any remaining plan assets would, in the event of plan termination within five years following a change in control of the company, be transferred to a trust and applied to the payment of certain other employee benefits otherwise payable to employees and retirees (e.g. retiree medical benefits). To the extent that contributions to a defined benefit plan were reimbursed under U.S. government contracts, any remaining surplus amounts at the time of plan termination are subject to equitable sharing under an agreement with the government.

RETIREE MEDICAL PLANS

     Lockheed currently provides medical benefits under a contributory group medical plan for certain early (pre-65) retirees and under a noncontributory group Medicare supplement plan for certain retirees aged 65 and over (post-65).

     Under the accrual accounting methods of Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions," the present value of the actuarially determined expected future cost of providing medical benefits is attributed to each year of employee service. The service and interest cost recognized each year is added to the accumulated retiree medical benefit obligation.

     Net retiree medical benefit costs as determined under SFAS 106 are shown in the following table:

                                                                1994     1993     1992
                                                                ----     ----     ----
                                                                    (IN MILLIONS)
        Service cost -- benefits accrued during the year......  $ 24     $ 24     $ 18
        Interest cost on accumulated retiree medical benefit
          obligation..........................................    81       84       76
        Actual return on plan assets..........................    (1)      (5)      (2)
        Net amortization and deferral.........................   (13)      (1)      (1)
                                                                ----     ----     ----
                                                                $ 91     $102     $ 91
                                                                ====     ====     ====

     The 1993 net retiree medical benefit costs reflect the assumption of benefit obligations for certain employees and retirees of the former Fort Worth Division of General Dynamics Corporation.

     Lockheed has implemented funding approaches to help manage future retiree medical costs. A Voluntary Employees' Beneficiary Association (VEBA) trust was established and began receiving funding in 1991, and other trusts established under Internal Revenue Service (IRS) regulations began receiving funding in 1992. At December 25, 1994, these trusts held $149 million in assets, of which 49 and 52 percent respectively in 1994 and 1993 were equity securities and the rest were primarily fixed income securities. The funded amounts are allowable under government contracts in the pricing of the company's products and services and are deductible in the year of contribution under IRS regulations. Earnings on trust assets operate as a reduction to annual SFAS 106 costs.

     Upon adopting SFAS 106 effective the beginning of fiscal 1992, Lockheed elected to record the transition obligation (present value of future retiree medical benefits attributed to years prior to 1992) on the immediate recognition basis. This resulted in a charge to 1992 earnings for the cumulative effect of the accounting change of $631 million, or $10.23 per share, after recognition of the deferred tax benefit of $325 million associated with this transition obligation.

                              LOCKHEED CORPORATION

     Under SFAS 106, actual medical benefit payments to retirees reduce Lockheed's accumulated retiree medical benefit obligation, and any trust funding reduces the unfunded portion of this obligation on the company's consolidated balance sheet. An analysis of the status of the retiree medical benefit plans follows:

                                                             DECEMBER 25,     DECEMBER 26,
                                                                 1994             1993
                                                             ------------     ------------
                                                                     (IN MILLIONS)
        Plan assets at fair value..........................     $  149           $  113
                                                                ======           ======
        Actuarial present value of benefit obligation:
          Retirees.........................................     $  790           $  726
          Employees eligible to retire.....................        171              233
          Employees not eligible to retire.................        209              309
                                                                ------           ------
        Accumulated retiree medical benefit obligation.....      1,170            1,268
        Unrecognized net loss..............................         (6)             (58)
        Unrecognized prior service cost....................         51
                                                                ------           ------
        Net unfunded retiree medical benefit obligation....     $1,066           $1,097
                                                                ======           ======

     Actuarial determinations were based on various assumptions as illustrated in the following table. Net retiree medical costs for 1994, 1993, and 1992 were based on assumptions in effect at the end of the respective preceding years. Benefit obligations as of the end of each year reflect assumptions in effect as of those dates.

                                                                 1994     1993     1992
                                                                 ----     ----     ----
        Discount rate..........................................   8.5%     7.0%    8.25%
        Expected long-term rate of return on plan assets.......   8.0%     8.0%     8.0%
        Range of medical trend rates:
          Initial:
             pre-65 retirees...................................  11.0%    13.0%    13.0%
             post-65 retirees..................................   6.0%     9.0%    10.0%
          Ultimate (20 years and after):
             pre-65 retirees...................................   5.0%     5.0%     6.0%
             post-65 retirees..................................   2.0%     2.0%     2.0%

     An increase of one percentage point in the assumed medical trend rates would result in an accumulated retiree medical benefit obligation of $1.3 billion at December 25, 1994, and a 1994 net retiree medical benefit cost of approximately $94 million. The company believes that the cost containment features it has previously adopted and the funding approaches under way will allow it to effectively manage its retiree medical expenses, but it will continue to monitor the costs of retiree medical benefits and may further modify the plans if circumstances warrant.

     The decline in the accumulated retiree medical benefit obligation from 1993 to 1994 was primarily due to the higher discount rate at year-end 1994, offset, in part, by the effect of earlier than expected retirements.

POSTEMPLOYMENT BENEFITS

     In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112 (SFAS 112), "Employers' Accounting for Postemployment Benefits." This statement establishes standards for accounting for benefits to former or inactive employees after employment, other than retirement benefits. Lockheed's adoption of SFAS 112 in 1994 did not have a significant effect on the company's financial statements.

                              LOCKHEED CORPORATION

NOTE 8 -- LEASES

     Total rental expenses under operating leases, net of immaterial amounts of sublease rentals and contingent rentals, were $99 million, $112 million, and $114 million for 1994, 1993, and 1992, respectively.

     Future minimum lease commitments at December 25, 1994, for all operating leases that have a remaining term of more than one year were $422 million ($83 million in 1995, $71 million in 1996, $54 million in 1997, $49 million in 1998, $44 million in 1999, and $121 million in later years).

     Substantially all real estate leases contain renewal options ranging from one year to 10 years. Certain major plant facilities and equipment are furnished by the U.S. government under short-term or cancelable arrangements.

NOTE 9 -- DEBT

     At December 25, 1994, the company had a loan agreement (the 1994 Agreement) with a group of domestic and foreign banks. The agreement makes available $1 billion through September 15, 1999. The primary purpose of the agreement is to back up the company's commercial paper borrowings. There were no borrowings outstanding under the 1994 Agreement and no commercial paper borrowings outstanding, at December 25, 1994.

     Borrowings under the 1994 Agreement would be unsecured and bear interest, at the company's option, at rates based on the Eurodollar rate or a bank base rate (as defined). The 1994 Agreement contains financial covenants relating to equity and debt, and provisions which relate to certain changes in control. In conjunction with the completion of the proposed business combination with Martin Marietta, the 1994 Agreement will be terminated and replaced with a new credit facility for the Lockheed Martin Corporation.

     Long-term debt consisted of the following components:

                                                                     1994       1993
                                                                    ------     ------
                                                                      (IN MILLIONS)
        Variable-rate notes due 1995..............................  $  200     $  200
        Fixed-rate notes due 1995 to 2004.........................     140        140
        4 7/8% notes due 1996.....................................     275        275
        5.65% notes due 1997......................................     100        100
        5 7/8% notes due 1998.....................................     300        300
        9 3/8% notes due 1999.....................................     300        300
        6 3/4% notes due 2003.....................................     300        300
        9% notes due 2022.........................................     200        200
        7 7/8% notes due 2023.....................................     300        300
        Obligations under long-term capital leases................      16         17
        Other obligations.........................................      12         36
                                                                    ------     ------
                                                                     2,143      2,168
        Guarantee of ESOP obligations.............................     382        407
                                                                    ------     ------
                                                                     2,525      2,575
        Less portion due within one year..........................     277         28
                                                                    ------     ------
                                                                    $2,248     $2,547
                                                                    ======     ======

     All of the notes contain covenants relating to debt, and provisions which relate to certain changes in control. The company will take necessary actions to ensure that the proposed business combination with Martin Marietta does not violate provisions related to changes in control.

                              LOCKHEED CORPORATION

     The 9 3/8% notes due in 1999 stipulate that, in the event of both a "designated event" and a related "rating decline" occurring within a specified period of time, holders of the notes may require Lockheed to redeem the notes and pay accrued interest. In general, a "designated event" occurs when any one of certain ownership, control, or capitalization changes takes place. A "rating decline" occurs when the ratings assigned to Lockheed debt are reduced below investment-grade levels.

     The variable-rate notes due in 1995 are unsecured and bear interest at rates based on the Eurodollar rate.

     The fixed-rate notes due in 1995 to 2004 are unsecured, were issued in various denominations with various maturity dates, and bear interest at fixed rates ranging from 4.55 percent to 8.34 percent.

     Lockheed's leveraged ESOP (see Note 7) borrowed $500 million through a private placement of notes in 1989. These notes bear interest at fixed rates ranging from 8.27 percent to 8.41 percent, and are being repaid in quarterly installments over terms ending in 2004. The ESOP note agreement stipulates that, in the event that the ratings assigned to Lockheed's long-term senior unsecured debt are below investment grade, holders of the notes may require Lockheed to purchase the notes and pay accrued interest. These notes are obligations of the ESOP but guaranteed by Lockheed and, in accordance with financial accounting standards, are reported as debt on Lockheed's balance sheet, with a corresponding offset to stockholders' equity. As the ESOP notes are repaid, the amount guaranteed decreases, as do the amounts reported as Lockheed debt and offsetting stockholders' equity. While the amount guaranteed affects Lockheed's consolidated balance sheet, the issuance of the guarantee and the subsequent reductions in its amount were not cash transactions and, accordingly, are not reflected on the consolidated statement of cash flows.

     Lockheed Finance Corporation (LFC) has a $155 million line of credit with a group of banks. The agreement limits borrowings to an amount reduced by the balance outstanding ($37 million at December 25, 1994) of LFC notes and leases receivable sold to the banks with certain recourse provisions.

     The company's long-term debt maturities, including those of LFC and the guaranteed ESOP obligations, for the five years following December 25, 1994, are: $277 million in 1995; $307 million in 1996; $162 million in 1997; $374 million in 1998; and $350 million in 1999.

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" and No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the consolidated balance sheet, for which it is practicable to estimate fair value. Unless otherwise indicated elsewhere in the notes to the consolidated financial statements, the carrying value of the company's financial instruments approximates fair value. The estimated fair values of the company's long-term debt instruments at December 25, 1994, aggregated $2,491 million, compared with a carrying amount of $2,525 million on the consolidated balance sheet. The fair values were estimated based on quoted market prices for those instruments publicly traded. For privately placed debt, the fair values were estimated based on the quoted market prices for the same or similar issues, or on current rates offered to the company for debt of the same remaining maturities.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     Environmental Matters -- In March 1991, the company entered into a consent decree with the U.S. Environmental Protection Agency (EPA) relating to certain property in Burbank, California, which obligates the company to design and construct facilities to monitor, extract, and treat groundwater and operate and maintain such facilities for approximately eight years. The company currently estimates that expenditures required to comply with the terms of the consent decree over the remaining term of the project will be approximately $90 million.

                              LOCKHEED CORPORATION

     The company has also been operating under a cleanup and abatement order from the California Regional Water Quality Control Board affecting its facilities in Burbank, California. This order requires site assessment and action to abate groundwater contamination by a combination of groundwater and soil cleanup and treatment. Based on experience being derived from initial remediation activities, the company currently estimates the anticipated costs of these actions in excess of the requirements under the EPA consent decree to approximate $155 million over the remaining term of the project; however, this estimate will be subject to changes as work progresses and as additional experience is gained.

     The company is also involved in several other proceedings and potential proceedings relating to environmental matters, including disposal of hazardous wastes and soil and water contamination. The company has not incurred any material costs relating to the environmental matters. The extent of the company's financial exposure cannot in all cases be reasonably estimated at this time. A liability of approximately $65 million for those cases in which an estimate of financial exposure can be determined has been recorded.

     Under an agreement with the U.S. government, the Burbank groundwater treatment and soil remediation expenditures are being allocated to all of the company's operations as general and administrative costs (see Note 1), and under existing government regulations these and other environmental expenditures related to U.S. government business, after deducting any recoveries from insurance or other responsible parties, are allowable in establishing the prices of the company's products and services. As a result, a substantial portion of the expenditures will be reflected in the company's sales and costs of sales pursuant to U.S. government agreement or regulation. The company has recorded a liability for probable future environmental costs as discussed above, and has recorded an asset for probable future recovery of the portion of these costs in pricing of the company's products and services for U.S. government business. The portion that is expected to be allocated to commercial business has been reflected in cost of sales. The recorded amounts do not reflect the possible recovery of portions of the environmental costs through insurance policy coverage or from other potentially responsible parties to the contamination, which Lockheed is pursuing as required by agreement and U.S. government regulation. Any such recoveries, when received, would reduce the company's liability as well as the allocated amounts to be included in the company's U.S. government sales and cost of sales.

     Other Matters -- Lockheed and its directors are defendants in five class action lawsuits related to the company's proposed business combination with Martin Marietta Corporation. The plaintiffs' complaints include allegations that the company's directors breached fiduciary duties to the company's shareholders by approving the business combination and claims relating to Lockheed's plea agreement (described below) and payment of $24.8 million in fines and civil settlements to the United States in that action. An oral agreement in principle was reached with counsel for the plaintiffs on January 30, 1995 with respect to the terms of a proposed settlement of all claims in these lawsuits.

     The agreement in principle, which is subject to the execution and delivery of a mutually-satisfactory stipulation of settlement (Stipulation), contemplates a settlement subject to Court approval involving the following elements: (a) Lockheed Martin would agree, subject to any restrictions imposed by Maryland law, to pay a regular quarterly dividend of $0.40 (rather than $0.35, as otherwise contemplated) per share on each outstanding share of Lockheed Martin Common Stock for each of the first three quarters after consummation of the business combination and approval of the settlement in which net income (excluding non-recurring restructure costs and extraordinary charges and transaction expenses) is sufficient to pay such a dividend; (b) the provisions of Section 6.7 of the Agreement and Plan of Reorganization dated August 29, 1994, among Lockheed Martin, Martin Marietta, and Lockheed (Reorganization Agreement) would be amended to permit either Lockheed or Martin Marietta to initiate discussions with third parties regarding business combination transactions if either company's Board of Directors, upon written advice of counsel, has determined that it is in the best interests of such company's stockholders to initiate such discussions; (c) the termination fee specified in
Section 8.2 of the Reorganization Agreement would be reduced from $100 million to $50 million; (d) the

                              LOCKHEED CORPORATION

Joint Proxy Statement/Prospectus related to the business combination would reflect certain additional disclosures proposed by counsel for plaintiffs; (e) in part as a result of the pendency of the plaintiffs' actions, Lockheed would agree to strengthen its policies and procedures to help to insure compliance with the Foreign Corrupt Practices Act; and (f) Lockheed Martin would agree to the payment of $6 million in counsel fees and expenses to plaintiffs' counsel with interest from the date plaintiffs' counsel delivers to defendants' counsel a draft of the Stipulation.

     It is contemplated that the proposed settlement will be expressly conditioned upon (i) the business combination being consummated substantially on the terms set forth in the Reorganization Agreement, (ii) Lockheed and Martin Marietta receiving evidence satisfactory to them that the provisions of the proposed settlement will not result in the pooling of interests method of accounting for the business combination being unavailable under the requirements of APB No. 16; (iii) certification of the stockholder classes (for the purpose of obtaining approval of the Stipulation and entry of an appropriate judgment);
(iv) court approval of the Stipulation; and (v) final dismissal of the actions with prejudice and release of the claims asserted in such actions with prejudice. On February 7, 1995, Lockheed, Martin Marietta, and Lockheed Martin made the amendments to Sections 6.7 and 8.2 of the Reorganization Agreement contemplated by the terms of the proposed settlement.

     Lockheed and the Lockheed directors have denied, and continue to deny, that they have committed any violations of law, and they have agreed in principle to the proposed settlement in order to eliminate the burden and expense of further litigation and to facilitate the consummation of a transaction that they believe to be in the best interests of the stockholders of Lockheed. If the proposed settlement described above is not consummated, Lockheed and the Lockheed directors intend to contest the claims asserted against them in these lawsuits.

     On June 22, 1994, an indictment was returned by a federal grand jury sitting in Atlanta, Georgia, against Lockheed and two of its employees. The indictment charged that Lockheed and the two employees, one of whom was a regional vice president of one of Lockheed's subsidiaries and the other a divisional director of sales for the Middle East and North Africa, violated the Foreign Corrupt Practices Act (FCPA), conspired to violate the FCPA, conspired to commit wire fraud, and impaired and impeded agencies of the United States Department of Defense. The indictment related to allegations that Lockheed retained a sales and marketing consultant in Egypt who was a member of the Egyptian Parliament, and that the consultant received retainer payments and a $1 million contract termination payment in connection with the sale by Lockheed of three C-130 Hercules Aircraft, in violation of the FCPA.

     By letter dated August 18, 1994, the Acting Assistant Secretary, Department of State, Bureau of Political-Military Affairs (State Department) advised Lockheed that it would be the State Department's policy prospectively to deny defense-related export privileges to Lockheed Aeronautical Systems Company
(LASC), a division of Lockheed. The State Department, referring to Sections 38, 39 and 42 of the Arms Export Control Act (22 U.S.C. Sections 2778, 2779 and
2791) announced that its action arose from the June 22, 1994, indictment discussed above. The State Department announced that its action is confined to LASC and does not affect any other divisions or subsidiaries of Lockheed, although it is possible that the State Department could expand its action in the future to cover Lockheed or other divisions of Lockheed or Lockheed Martin or any of its divisions. Moreover, the State Department announced that the action does not apply to any approvals granted to LASC's programs before June 22, 1994, but rather to future export license applications. Lockheed may seek exceptions to the announced policy on a case-by-case basis at the discretion of the State Department, Office of Defense Controls, which must consider United States foreign policy and national security interests, as well as law enforcement concerns. There is no stated time frame within which the State Department must review an exception request. Lockheed has submitted written exception requests on several major aircraft programs. The State Department has granted these requests in a timely manner consistent with Lockheed's business plans, with no request pending for more than ninety days. There can be no

                              LOCKHEED CORPORATION
assurances as to how long the State Department will take to review any future exception requests or whether any other exceptions will be granted.

     On January 27, 1995, Lockheed and the United States of America entered into a plea agreement pursuant to which Lockheed agreed to plead guilty to one count of conspiring to violate the bribery provisions of the FCPA and conspiring to falsify its books, records and accounts. All other counts of the indictment referred to above were dismissed. To the knowledge of Lockheed, no directors or executive officers of Lockheed have been or will be indicted in connection with this matter. Lockheed agreed to pay the U.S. Government $24.8 million, which was reflected as a charge against earnings in the fourth quarter of 1994, consisting of a fine of $21.8 million and a civil settlement of $3 million. The United States Attorney's Office stated that Lockheed fully cooperated in its efforts to gather documents and in making witnesses available during the course of the investigation. The plea agreement does not preclude the possibility that the Department of Defense, the State Department, or the Securities and Exchange Commission may take further action against Lockheed or Lockheed Martin or any of their divisions as a result of Lockheed's guilty plea, which could include the possibility of suspension or debarment from future government contracting. Lockheed is cooperating with these regulatory agencies to satisfy their concerns. Lockheed is also in the process of reviewing its relationships with all sales and marketing international consultants to assure compliance with its policies.

     Lockheed Missiles & Space Company, Inc., a subsidiary of Lockheed, is a defendant in a civil suit in the United States District Court for the Northern District of California brought under the so-called qui tam provisions of the Civil False Claims Act, which permit an individual to bring suit in the name of the government and share in any recovery received. The suit, captioned United States ex rel. Margaret A. Newsham and Martin Overbeek Bloem v. Lockheed Missiles and Space Company, Inc., was filed in 1988. The complaint sets forth numerous allegations of improper conduct by Lockheed and seeks unspecified damages. The Department of Justice conducted a thorough investigation of the matter after the complaint was filed and has declined to intervene in the case. It is entirely possible that some of the issues being pursued by plaintiffs will be tried to a jury. However, the company believes the litigation to be without merit and intends to aggressively defend its position.

     A number of other lawsuits and administrative proceedings are pending against the company and its subsidiaries. Management believes the lawsuits and administrative proceedings are either without merit or if decided adversely, would be covered by insurance or by contract or would not be of material significance.

     The company has entered into standby letter of credit agreements and other arrangements with financial institutions primarily relating to the guarantee of future performance on certain contracts. At December 25, 1994, the company was contingently liable on outstanding letters of credit, guarantees, and other arrangements aggregating approximately $434 million.

     Lockheed Finance Corporation (LFC) sold certain finance notes and leases receivable with certain recourse provisions in previous years. At December 25, 1994, the unpaid principal balance of these notes and leases was about $30 million.

     At December 25, 1994, LFC had entered into approximately $320 million in interest rate swap agreements to reduce the impact of changes in interest rates on its operations. The effect of these agreements is that the aggregate of the carrying value of LFC's financial instruments approximates their fair market value. LFC is exposed to credit loss, to the extent of future interest rate differentials, in the event of nonperformance by the intermediaries to the interest rate swap agreements. The company does not anticipate nonperformance by the intermediaries.

                              LOCKHEED CORPORATION

NOTE 11 -- STOCKHOLDERS' EQUITY AND RELATED ITEMS

EMPLOYEE STOCK OPTIONS

     Lockheed's 1992 Employee Stock Purchase Program (1992 Program) authorizes grants of options to purchase up to 3,000,000 shares of the company's authorized but unissued common stock. Options granted under the 1992 Program and its predecessors, the 1986 Program and the 1982 Program, can be exercised at a price not less than the fair market value of the stock on the date that the option is granted. At December 25, 1994, 2,894,920 shares of the company's common stock were reserved for stock options granted.

     The 1992 Program is composed of two separate stock option plans. The first plan provides for the grant of incentive stock options. The second plan provides for the grant of nonstatutory stock options that may, at the discretion of the board of directors, be accompanied by stock appreciation rights.

     The following table summarizes the options exercisable and available for grant at December 25, 1994:

                                                        EXERCISABLE
                                                 --------------------------     AVAILABLE
                                                  NUMBER       PRICE RANGE      FOR GRANT
                                                 ---------     ------------     ---------
        1992 Program...........................    710,300     $42.75-58.81     1,239,150
        1986 Program...........................  1,192,383      31.94-55.31
        1982 Program...........................    107,987      46.00-47.50

     The following table summarizes the activity under the company's plans during 1994:

                                                               OPTION           SHARES
                                                            PRICE RANGE      UNDER OPTION
                                                            ------------     ------------
        Outstanding at December 26, 1993..................  $31.94-58.81       2,856,770
          Granted.........................................   63.19-64.81         640,500
          Terminated......................................   58.31-64.81         (58,150)
          Exercised.......................................   36.63-58.81        (544,200)
                                                                             ------------
        Outstanding at December 25, 1994..................   31.94-64.81       2,894,920
                                                                               =========

PREFERRED STOCK

     There are 2,500,000 shares of preferred stock, $1 par value, authorized for issuance. At December 25, 1994, there was no preferred stock outstanding and 1,000,000 shares of preferred stock were reserved for issuance in connection with the rights described below.

     In December 1986, Lockheed adopted a Shareholder Rights Plan and distributed a dividend of one right for each outstanding share of common stock. Upon becoming exercisable, each right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred stock (Series A Preferred), par value $1, at a price of $150, which is subject to adjustment. Shares of common stock issued by the company subsequent to the adoption of the plan have had rights attached. The rights are not exercisable into common stock or transferable apart from the common stock, and no separate rights certificates will be distributed until ten business days after the public announcement that a person or group either (i) has acquired, or has obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding common shares, or (ii) has commenced, or announced an intention to make, a tender offer or exchange offer if, upon consummation, such person or group would be the beneficial owner of 20 percent or more of the outstanding common shares. The plan was amended in 1994 by the Board of Directors to exclude the effect of the proposed business combination with Martin Marietta Corporation.

     When such rights become exercisable, as described above, each right will entitle its holder, other than such person or group referred to above, upon payment of the exercise price, to receive Lockheed common shares with a deemed market value of twice such exercise price. Such rights will not be triggered in the event

                              LOCKHEED CORPORATION
of a "qualifying offer" (basically defined as an all cash offer, fully financed, to acquire a majority of outstanding shares not owned by the offeror, which meets specified irrevocable criteria), or if the 20 percent acquisition is made pursuant to a tender or exchange offer for all outstanding common shares which a majority of the directors of the company deem to be in the best interests of the company and its stockholders. If there is a merger with an acquirer of 20 percent or more of Lockheed's common stock and Lockheed is not the surviving corporation, or more than 50 percent of Lockheed's assets, earning power, or cash flow is transferred or sold, each right will entitle its holder, other than the acquirer, to receive the acquiring company's common shares with a deemed market value of twice such exercise price.

     All of the rights may be redeemed by the board of directors of the company at a price of $.05 per right until the earlier of (i) ten business days after the public announcement that a person or group has acquired beneficial ownership of 20 percent or more of the outstanding common shares or (ii) December 1996. After a person or group acquires 20 percent or more of Lockheed's common shares, the board of directors may redeem the rights only with the concurrence of a majority of the continuing directors (as defined in the plan). The rights, which do not have voting rights and are not entitled to dividends, expire in December 1996.

NOTE 12 -- INFORMATION ON INDUSTRY SEGMENTS, FOREIGN AND DOMESTIC OPERATIONS,
           AND MAJOR CUSTOMERS

     Unaudited information on Lockheed's business segments is included in the Financial Analysis beginning on page 4.

     Selected additional information is summarized below:

                  SELECTED FINANCIAL DATA BY BUSINESS SEGMENT

                                                            1994       1993       1992
                                                           ------     ------     ------
                                                                  (IN MILLIONS)
        Depreciation and amortization
          Aeronautical Systems...........................  $  225     $  216     $  106
          Missiles and Space Systems.....................     145        164        156
          Electronic Systems.............................      67         72         74
          Technology Services............................      14         14         11
          Corporate*.....................................      34         32          8
                                                           ------     ------     ------
                  Total..................................  $  485     $  498     $  355
                                                           ======     ======     ======
        Expenditures for property, plant, and equipment
          Aeronautical Systems...........................  $   89     $  148     $  140
          Missiles and Space Systems.....................      79         98        133
          Electronic Systems.............................      38         35         40
          Technology Services............................      11         10         12
                                                           ------     ------     ------
          Total segments.................................     217        291        325
          Corporate......................................      23         30          2
                                                           ------     ------     ------
                  Total..................................  $  240     $  321     $  327
                                                           ======     ======     ======
        Identifiable assets
          Aeronautical Systems...........................  $4,036     $4,336     $2,109
          Missiles and Space Systems.....................   1,755      1,810      2,028
          Electronic Systems.............................   1,523      1,468      1,506
          Technology Services............................     385        317        300
                                                           ------     ------     ------
          Total segments.................................   7,699      7,931      5,943
          Lockheed Finance Corporation...................     110        112        121
          Corporate......................................   1,304        918        960
                                                           ------     ------     ------
                  Total..................................  $9,113     $8,961     $7,024
                                                           ======     ======     ======

- ---------------

* Depreciation and amortization applicable to corporate office assets is allocated to the operating segments.

                              LOCKHEED CORPORATION

                  SELECTED FINANCIAL DATA BY GEOGRAPHIC AREA*

                                                         1994        1993        1992
                                                        -------     -------     -------
                                                                 (IN MILLIONS)
        Sales
          United States...............................  $12,790     $12,670     $ 9,656
          Other.......................................      340         401         444
                                                        -------     -------     -------
                  Total...............................  $13,130     $13,071     $10,100
                                                        =======     =======     =======
        Program profits
          United States...............................  $   836     $   839     $   613
          Other.......................................       19           5          31
                                                        -------     -------     -------
                  Total...............................  $   855     $   844     $   644
                                                        =======     =======     =======
        Identifiable assets
          United States...............................  $ 8,829     $ 8,730     $ 6,777
          Other.......................................      284         231         247
                                                        -------     -------     -------
                  Total...............................  $ 9,113     $ 8,961     $ 7,024
                                                        =======     =======     =======

- ---------------

* Defined by the location of Lockheed operations and not necessarily the locations of customers. Transfers between geographic areas were not material in any year.

     Identifiable assets in each segment or geographic area include the assets used in Lockheed's operations, and any applicable excess of the purchase price over the fair value of net assets acquired or intangible assets acquired, as appropriate. Consistent with Securities and Exchange Commission rules, identifiable assets are not reduced by identifiable liabilities. Corporate assets consisted primarily of cash and cash equivalents, property, plant, equipment, assets related to the probable future recovery of certain environmental remediation costs, current and deferred tax assets, and investments.

                              LOCKHEED CORPORATION

                           SALES BY CUSTOMER CATEGORY

                                                           1994       1993        1992
                                                          ------     -------     ------
                                                                  (IN MILLIONS)
        U.S. government*
          Aeronautical Systems..........................  $4,714     $ 4,477     $2,245
          Missiles and Space Systems....................   3,218       3,846      4,386
          Electronic Systems............................     525         547        507
          Technology Services...........................   1,033       1,179      1,103
                                                          ------     -------     ------
                  Total.................................  $9,490     $10,049     $8,241
                                                          ======     =======     ======
        Foreign governments
          Aeronautical Systems..........................  $1,780     $ 1,408     $  551
          Missiles and Space Systems....................     290         282        172
          Electronic Systems............................      71          81        126
                                                          ------     -------     ------
                  Total.................................  $2,141     $ 1,771     $  849
                                                          ======     =======     ======
        Commercial
          Aeronautical Systems..........................  $   79     $   125     $  161
          Missiles and Space Systems....................     100         110         29
          Electronic Systems............................   1,054         768        656
          Technology Services...........................     266         248        164
                                                          ------     -------     ------
                  Total.................................  $1,499     $ 1,251     $1,010
                                                          ======     =======     ======

- ---------------

* Sales made to foreign governments through the U.S. government are included in sales to foreign governments.

     Export sales were $2,079 million, $1,743 million, and $831 million in 1994, 1993, and 1992, respectively.

NOTE 13 -- SUMMARY OF QUARTERLY INFORMATION (UNAUDITED)

                                                                  1994 QUARTERS
                                                        ----------------------------------
                                                        FIRST    SECOND   THIRD    FOURTH*
                                                        ------   ------   ------   -------
                                                          (IN MILLIONS, EXCEPT PER-SHARE
                                                                      DATA)
        Sales.........................................  $3,025   $3,096   $3,165   $ 3,844
        Program profits...............................     194      208      219       234
        Earnings before income taxes..................     149      170      182       194
        Net earnings..................................      92      104      112       137
        Earnings per share............................    1.45     1.64     1.76      2.14

                                                                  1993 QUARTERS
                                                        ----------------------------------
                                                        FIRST    SECOND   THIRD    FOURTH
                                                        ------   ------   ------   -------
        Sales.........................................  $2,508   $3,349   $3,475   $ 3,739
        Program profits...............................     158      200      226       260
        Earnings before income taxes..................     126      149      187       214
        Net earnings..................................      76       94      117       135
        Earnings per share............................    1.22     1.50     1.85      2.13

- ---------------

* Includes a $25 million reduction in program profits resulting from settlement of charges contained in a federal indictment, as discussed in Note 10, partially offset by a $15 million reduction of prior years' estimated income tax liabilities.

              THE COMPANY'S RESPONSIBILITY FOR FINANCIAL REPORTING

     Management prepared, and is responsible for, the consolidated financial statements and all related financial information contained in this report. The consolidated financial statements, which include amounts based on estimates and judgments, were prepared in accordance with generally accepted accounting principles appropriate in the circumstances. Other financial information in this report is consistent with that in the consolidated financial statements.

     Management recognizes its responsibilities for conducting the company's affairs in an ethical and socially responsible manner. The company has written policy statements covering its business code of ethics which emphasize the importance of total allegiance to codes of personal and corporate conduct that leave no latitude for legal infractions or moral improprieties. The importance of ethical behavior is regularly communicated to all employees through ongoing education and review programs that are designed to create a strong compliance environment.

     Management maintains an accounting system and related internal controls which it believes provide reasonable assurance, at appropriate cost, that transactions are properly executed and recorded, that assets are safeguarded, and that accountability for assets is maintained. An environment that establishes an appropriate level of control consciousness is maintained and monitored and includes examinations by an internal audit staff.

     The audit committee of the board of directors is composed of five outside directors. This committee is convened at least four times a year and frequently meets separately with representatives of the independent auditors, company officers, and the internal auditors to review their activities.

     The consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, whose report follows.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Lockheed Corporation

     We have audited the accompanying consolidated balance sheet of Lockheed Corporation at December 25, 1994 and December 26, 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 25, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lockheed Corporation at December 25, 1994 and December 26, 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 25, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 7 to the financial statements, effective December 30, 1991 (the beginning of Lockheed's 1992 fiscal year), the company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

                                          ERNST & YOUNG LLP

Los Angeles, California
January 31, 1995

B. Retirement of K. W. Cannestra


     Kenneth W. Cannestra, president of Lockheed's Aeronautical Systems Group who is expected to serve as president of the Aeronautics Sector of the new Lockheed Martin Corporation following the consummation of the business combination with Martin Marietta, will retire in the second quarter. James A. (Mickey) Blackwell, currently president of Lockheed Aeronautical Systems Company, a division of Lockheed, has been designated as his successor.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        EXHIBITS
        --------
           23        Consent of Ernst & Young LLP, Independent Auditors

           99        Amendment dated as of February 7, 1995 to Agreement and Plan of
                     Reorganization dated as of August 29, 1994 between Lockheed Martin
                     Corporation, Lockheed Corporation, and Martin Marietta Corporation

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 1995                   LOCKHEED CORPORATION
                                                       (Registrant)

                                          By:     /s/  CAROL R. MARSHALL

                                            ------------------------------------
                                                     Carol R. Marshall
                                                Vice President and Secretary